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                                                                    Exhibit 99.1
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Contact:   Daniel M. Junius                      Paul Buffum
           Vice President-Finance                Vice president, Secretary
           and CFO                               and General Counsel
           (603) 880-2363                        (603) 880-2952


                NASHUA CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN
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         Nashua, N.H., July 19, 1996 -- Nashua Corporation (NYSE: NSH) today announced that its Board of Directors has adopted a Shareholder Rights Plan in which preferred stock purchase rights will be distributed on September 2, 1996 as a dividend at the rate of one Right for each share of Nashua Corporation Common Stock outstanding as of the close of business on August 15, 1996. These rights will replace the rights currently outstanding under the Company's August 22, 1986 Rights Agreement, which will expire on September 2, 1996.

         The Rights Plan is designed to enable all shareholders of Nashua to realize the long-term value of their investment in the Company. Specifically, the Plan is designed to deter coercive or unfair takeover tactics and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's shareholders. The Rights will expire on September 2, 2006 unless earlier redeemed or exchanged.

         Gerald G. Garbacz, Nashua's chairman, chief executive officer and president, said "The Rights Plan will not restrict consideration by the Board of any offer on terms favorable to all shareholders. Rather, it is intended to protect the interests of shareholders in the event that the Company is confronted with coercive or unfair takeover tactics."

         Such tactics include a partial or two-tiered tender offer that does not treat all shareholders equally, the acquisition in the open market or otherwise of shares constituting control without offering fair value to all shareholders, or other abusive takeover tactics. Garbacz added, "These tactics can unfairly pressure shareholders out of their investment without giving them any real choice, and deprive them of the full value of their shares. With this in mind, Nashua's Plan is similar to plans that have been adopted by more than 1,500 public companies."

         Each Right will entitle the holders of Common Stock of Nashua Corporation to purchase one one-hundredth of a share of a new series of junior participating preferred stock of the Company at an exercise price of $75.00. The Rights will be exercisable only if a person or group has acquired beneficial ownership of ten


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percent or more of the common stock of the Company or announces a tender or exchange offer that would result in such person or group owning ten percent or more of the common stock of the Company.

         If any person becomes the beneficial owner of ten percent or more of the shares of common stock of the Company, except pursuant to a tender or exchange offer for all shares at a fair price as determined by the outside Board members, each Right not owned by the ten percent or more shareholder will enable its holder to purchase that number of shares of the Company's common stock which equals the exercise price of the Right divided by one-half of the current market price of such common stock at the date of the occurrence of the event. In addition, if the Company is involved in a merger or other business combination transaction with another person or group in which it is not the surviving corporation or in connection with which its common stock is changed or converted, or it sells or transfers 50 percent or more of its assets or earning power to another person, each Right that has not previously been exercised will entitle its holder to purchase that number of shares of common stock of such other person which equals the exercise price of the Right divided by one-half of the current market price of such common stock at the date of the occurrence of the event.

         The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public announcement that a ten percent stock position has been acquired and in certain other circumstances.

         Nashua Corporation offers a diverse mix of products including thermal papers, pressure-sensitive labels, specialty papers, copies and laser printer supplies, and photofinishing services.